Exhibit 10.17

September 28, 2007

William C. Parsons

Re: Offer of Employment by Yodlee, Inc.

Dear Bill:

We are very pleased to confirm to you our offer of employment with Yodlee, Inc., (the “Company”) in the position of Senior Vice President, Field Operations, reporting to Anil Arora, President and CEO. The terms of our offer and the benefits currently provided by the Company are as follows:

1. Compensation and Benefits

Your starting salary will be $7,708.33, payable semimonthly (equivalent to $185,000 annually). Your position is exempt from overtime. As a sales executive, you are eligible for a performance-based annual commission of up to $185,000 if you achieve 100% of your target goal. The terms of the performance-based commission program shall be as set forth in a definitive, written incentive compensation plan delivered to you by your manager. The Company, in its sole discretion, will determine whether or not you have achieved all or any portion of your incentive compensation plan. As a Yodlee Senior Vice President you will be entitled to certain benefits in the event you are terminated within twelve (12) months of a change of control as outlined in the attached Change of Control Severance Agreement. You will also be eligible to participate in regular health insurance and other employee benefit and/or bonus plans established by the Company for its employees from time to time.

2. Proprietary Information

As an employee of the Company, you will have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions, which will be the property of the Company. To protect the interests of the Company, as a condition of employment you will be required to sign the Company’s standard “Employee Invention Assignment and Confidentiality Agreement”. We wish to impress upon you that we do riot want you to bring with you any confidential or proprietary material of any former employer or to violate any other obligations you may have to any former employer.

3. Options

We will recommend to the Board of Directors of the Company that you be granted the opportunity to purchase up to two million (2,000,000) shares of Common Stock of the Company under our 1999 Stock Equity Incentive Plan (the “Plan”) at the fair market value of the Company’s Common stock, as determined by the Board of Directors on the date the Board approves such grant. Subject to the foregoing approvals, the shares you will be given the opportunity to purchase will vest at the rate of twenty-five percent (25%) on the first anniversary of your joining Yodlee, and an additional two and eight-hundredths percent (2.08%) per month thereafter, so long as you remain employed by the Company.

4. At Will Employment

While we hope to have a long and prosperous employment relationship, should you decide to accept our offer, you will be an at-will employee of the Company, which means the employment relationship can be terminated by either of us with or without cause, at any time, with or without notice. Even though your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time during your tenure with the Company, the “at-will” nature of your employment will not change unless the President of the Company signs a written contract that explicitly changes your at-will status. By way of example, your at-will status would not change based upon length of service, your participation in any stock option or benefit program. or your receiving pay increases, promotions, or positive performance evaluations.

5. Background Investigations

The Company reserves the right to conduct initial and periodic background investigations and/or reference checks on all of its employees and potential employees. Your job offer, start date and employment, therefore, are contingent upon clearance of such a background investigation(s) and/or reference check(s). You may also be required to consent to such background investigations and/or reference checks in accordance with applicable state and federal laws. Please also note that because of employer regulations adopted in the Immigration Reform and Control Act of 1988, within three (3) business days of starting your new position you will need to present documentation demonstrating that you have authorization to work in the United States. If you have questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, you may contact our personnel office.

6. Start Date

Your employment with Yodlee will begin on the later of the final completion of your background investigation or October 29, 2007.

7. Entire Agreement

This letter of agreement contains all of the terms, promises, representations, and understanding between the parties, and supersedes any and all prior oral or written agreements or statements between the parties. You agree that no promises, representations, or statements have been made to you which caused you to sign this letter of agreement other than those which are expressly set forth above.

8. Amendments

This letter of agreement may be amended only by a written document executed by both of the parties hereto. No amendment, modification, or waiver of any right or obligation under this letter agreement shall be effective or enforceable unless expressly set forth in a written document signed by the party against whom it is asserted.

9. Severability

If any provision of this letter of agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall, nevertheless, continue in full force and effect without being impaired or invalidated in any way.

10. Arbitration Agreement

This offer is conditioned upon your agreeing to the attached Arbitration Agreement. Please sign the Arbitration Agreement and return it with this signed offer letter.

If you decide to accept our offer, please sign the enclosed copy of this letter in the space indicated and return it to Yvonne Eames. Your signature will acknowledge that you have read, understood and agreed to the terms and conditions of this offer letter. This offer will expire if not accepted in writing before close of business October 1, 2007. Should you have anything else that you wish to discuss, please do not hesitate to call me.

We look forward to the opportunity to welcome you to the Company.

Very truly yours,

/s/ Tamara MacDuff

Tamara MacDuff

Chief Financial Officer and Senior

Vice President, Finance

I have read and understood this offer letter and hereby acknowledge, accept and agree to the terms set forth above.

/s/ Bill Parsons	10/1/2007
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